   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 27, 1998

                                                     REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------

                       CBL & ASSOCIATES PROPERTIES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                --------------

               DELAWARE                              62-1545718
    (STATE OR OTHER JURISDICTION OF      (I.R.S. EMPLOYER IDENTIFICATION NO.)
    INCORPORATION OR ORGANIZATION)

                                   SUITE 300
                               6148 LEE HIGHWAY
                       CHATTANOOGA, TENNESSEE 37421-2931
                                (423) 855-0001
  (ADDRESS, INCLUDING ZIP CODE; AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                                --------------

                              CHARLES B. LEBOVITZ
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                   SUITE 300
                               6148 LEE HIGHWAY
                       CHATTANOOGA, TENNESSEE 37421-2931
                                (423) 855-0001
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                --------------
                                  Copies to:

         YAACOV M. GROSS, ESQ.                 JEFFERY V. CURRY, ESQ.
       WILLKIE FARR & GALLAGHER              SHUMACKER & THOMPSON, P.C.
          ONE CITICORP CENTER                         SUITE 103
         153 EAST 53RD STREET                     6148 LEE HIGHWAY
       NEW YORK, NEW YORK 10022             CHATTANOOGA, TENNESSEE 37421
            (212) 821-8225                         (423) 855-1814

                                --------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
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
                                              PROPOSED          PROPOSED
 TITLE OF EACH CLASS OF      AMOUNT           MAXIMUM            MAXIMUM        AMOUNT OF
    SECURITIES TO BE          TO BE      OFFERING PRICE PER     AGGREGATE      REGISTRATION
     REGISTERED(1)         REGISTERED         SECURITY      OFFERING PRICE(2)      FEE
-------------------------------------------------------------------------------------------
Preferred Stock (par
 value $.01 per
 share)(3)
Common Stock (par value
 $.01 per share)(4)
Common Stock
 Warrants(5)............ $350,000,000(6)        (7)          $350,000,000(6)   $103,250(8)
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

                                        (Footnotes continued on following page)

  THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

  PURSUANT TO RULE 429 UNDER THE SECURITIES ACT, THE COMBINED PROSPECTUS INCLUDED IN THIS REGISTRATION STATEMENT ALSO RELATES TO EQUITY SECURITIES COVERED BY CBL & ASSOCIATES PROPERTIES, INC.'S REGISTRATION STATEMENT ON FORM S-3 (FILE NO. 33-92218).

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

(Footnotes continued from previous page)

(1) Pursuant to General Instruction II.D. of Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), the fee table does not specify by each class of securities to be registered information as to the amount to be registered, proposed maximum offering price per unit, and proposed maximum aggregate offering price. Securities registered hereunder may be sold separately, together or as units with other securities registered hereunder.
(2) Estimated solely for purposes of calculating the registration fee. The aggregate maximum offering price of all Securities issued pursuant to this Registration Statement will not exceed $350,000,000.
(3) There is being registered hereunder an indeterminate number of shares of Preferred Stock as may be sold, from time to time, by CBL & Associates Properties, Inc.
(4) There is being registered hereunder an indeterminate number of shares of Common Stock as may be sold, from time to time, by CBL & Associates Properties, Inc. There are also being registered hereunder an indeterminate number of shares of Common Stock as shall be issuable upon exercise of Common Stock Warrants or conversion of Preferred Stock registered hereunder.
(5) There is being registered an indeterminate amount and number of Common Stock Warrants, representing rights to purchase Common Stock registered hereunder.
(6) In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $350,000,000. The aggregate amount of Common Stock registered hereunder may be further limited to that which is permissible under Rule 415(a)(4) under the Securities Act. The securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(7) Omitted pursuant to General Instruction II.D. of Form S-3 under the Securities Act.
(8) Pursuant to Rule 429 under the Securities Act, the Prospectus included in this Registration Statement also relates to $35,752,812.50 aggregate offering price of equity securities of CBL & Associates Properties, Inc. registered under its Registration Statement on Form S-3 (File No. 33-92218). A filing fee of $10,547 with respect to such equity securities was previously paid in connection with such earlier Registration Statement.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED FEBRUARY 27, 1998

PROSPECTUS

                       CBL & ASSOCIATES PROPERTIES, INC.

                                  $350,000,000

                                PREFERRED STOCK,
                     COMMON STOCK AND COMMON STOCK WARRANTS

  CBL & Associates Properties, Inc. (the "Company") may from time to time offer in one or more series (i) shares of preferred stock, par value $.01 per share (the "Preferred Stock"), (ii) shares of common stock, par value $.01 per share (the "Common Stock"), and (iii) warrants to purchase shares of Common Stock (the "Common Stock Warrants"), with an aggregate public offering price of up to $350,000,000 in amounts, at prices and on terms to be determined at the time or times of offering. The Preferred Stock, Common Stock and Common Stock Warrants (collectively, the "Offered Securities") may be offered, separately or together, in separate classes or series, in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

  The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable, (i) in the case of Preferred Stock, the specific series designation, number of shares, title and stated value, any dividend, liquidation, optional or mandatory redemption, conversion, voting and other rights, and any initial public offering price; (ii) in the case of Common Stock, any initial public offering price; and (iii) in the case of Common Stock Warrants, the number, duration, offering price, exercise price and detachability. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes.

  The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement. The Common Stock is listed on the New York Stock Exchange under the symbol "CBL." Any Common Stock offered pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance.

  The Offered Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution."

  No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such Offered Securities.

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES COMMISSION
     PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

             The date of this Prospectus is                 , 1998

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION".

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement," which term shall include all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, covering the Offered Securities being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to in the Registration Statement are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

  The Company is subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). Periodic reports, proxy and information statements and other information filed by the Company with the Commission may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's website is http://www.sec.gov. In addition, the Company's Common Stock is listed on the New York Stock Exchange and similar information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference: (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1996; (ii) Current Reports on Form 8-K filed on January 15, 1997, February 5, 1997, May 1, 1997, July 30, 1997 and October 29, 1997, January 16, 1998, February 4, 1998,
February 13, 1998 and February 18, 1998; (iii) Quarterly Reports on Form 10-Q for the periods ended on March 31, 1997, June 30, 1997 and September 30, 1997; and (iv) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A dated October 25, 1993.

  Each document filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to termination of the offering of the Offered Securities shall be deemed to be incorporated by reference into the Prospectus and to be a part hereof from the date of filing of each such document (provided, however, that the information referred to in item 402(a)(8) of Regulation S-K of the Commission shall not be deemed specifically incorporated by reference herein).

  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all documents incorporated by reference herein (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into such documents). Such requests should be addressed to the Secretary of the Company, Suite 300, 6148 Lee Highway, Chattanooga, Tennessee 37421-2931 (telephone number (423) 855-0001).

                                  THE COMPANY

  The Company is a self-managed, self-administered, fully-integrated real estate company which is engaged in the ownership, operation, marketing, management, leasing, expansion, development, redevelopment, acquisition and financing of regional malls and community and neighborhood centers. The Company was incorporated on July 13, 1993 under the laws of the State of Delaware to acquire an interest in substantially all of the real estate properties owned by CBL & Associates, Inc. and its affiliates ("CBL") and to provide a public vehicle for the expansion of CBL's shopping center business. The Company has elected to be taxed as a REIT for federal income tax purposes commencing with its taxable year ended December 31, 1993.

  The Company operates through its two wholly-owned subsidiaries, CBL Holdings I, Inc., a Delaware corporation ("CBL Holdings I"), and CBL Holdings II, Inc., a Delaware corporation ("CBL Holdings II"). By transfers dated April 1, 1997, the Company assigned its interests in CBL & Associates Limited Partnership, a Delaware limited partnership (the "Operating Partnership"), to CBL Holdings I and CBL Holdings II, which resulted in CBL Holdings I becoming the 2.8% sole general partner of the Operating Partnership and CBL Holdings II becoming a 69% limited partner of the Operating Partnership. The Company conducts substantially all of its business through the Operating Partnership. To comply with certain technical requirements of the Internal Revenue Code of 1986, as amended (the "Code") applicable to REITs, the Operating Partnership carries out the Company's property management and development activities through CBL & Associates Management, Inc. (the "Management Company").

  The Company owns interests in a portfolio of properties, consisting of 22 enclosed regional malls (the "Malls"), 12 associated centers (the "Associated Centers"), each of which is part of a regional shopping mall complex, and 81 independent community and neighborhood shopping centers (the "Community Centers"). Except for five Malls, one Associated Center and two Community Centers which were acquired from third parties, each of these properties was developed by CBL or the Company.

  Additionally, the Company owns one regional mall, one associated center and two neighborhood shopping centers currently under construction (the "Construction Properties"). The Company also owns options to acquire certain shopping center development sites (the "Development Properties").

  The Company also holds mortgages (the "Mortgages") on community and neighborhood shopping centers owned by non-CBL affiliates. The Mortgages were granted in connection with sales by CBL of certain properties previously developed by CBL. The Company also owns an interest in a three-story office building in Chattanooga, Tennessee, a portion of which serves as the Company's headquarters (the "Office Building"). The Malls, Associated Centers, Community Centers, Construction Properties, Development Properties, Mortgages and Office Building are collectively referred to herein as the "Properties" and individually as a "Property."

  The Company has also entered into standby purchase agreements with third-party developers for the construction, development and potential ownership of three community and neighborhood centers in Georgia and Texas (the "Co-Development Projects"). The developers have utilized these standby purchase agreements as additional security for their lenders to fund the construction of the Co-Development Projects. The standby purchase agreements for each of the Co-Development Projects require the Company to purchase the related Co-Development Project upon such Co-Development Project meeting certain completion requirements and rental levels. In return for its commitment to purchase a Co-Development Project pursuant to a standby purchase agreement, the Company receives a fee as well as a participation interest in each Co-Development Project. In addition to the standby purchase agreements, the Company has extended secured credit to two of these developers to cover pre-development costs.

  The Company and the Operating Partnership generally own a 100% interest in the Properties. With two exceptions, where the Company and the Operating Partnership own less than a 100% interest in a Property, the Operating Partnership is the sole general partner, managing general partner or managing member of the property partnership or limited liability company which owns such Property (each, a "Property Partnership"). For one

Mall and its Associated Center, affiliates of the Operating Partnership are non-managing general partners in the two Property Partnerships owning those Properties.

  The Company's principal executive offices are located at Suite 300, 6148 Lee Highway, Chattanooga, Tennessee, 37421-2931. The Company's telephone number at its principal executive offices is (423) 855-0001.

                                USE OF PROCEEDS

  Unless otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Offered Securities for general purposes, which may include the acquisition of malls or community and neighborhood shopping centers as suitable opportunities arise, the expansion and improvement of certain properties in the Company's portfolio, payment of development and construction costs for new centers and the repayment of certain indebtedness outstanding at such time.

                      RATIOS OF EARNINGS TO FIXED CHARGES

  The Company's ratio of earnings to fixed charges for the period from November 2, 1993 (the date of the Company's initial public offering) to December 31, 1993, the years ended December 31, 1994, 1995 and 1996 and the nine-month period ended September 30, 1997 was 2.14, 1.96, 1.69, 2.07 and 1.94, respectively. Prior to the completion of the Company's initial public offering, the ratio of earnings to fixed charges of the Company's predecessors for the period from January 1, 1993 to November 2, 1993 was 1.11.

  The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of pre-tax income before extraordinary items and fixed charges (excluding capitalized interest), adjusted, as applicable, for the Company's proportionate share of earnings of fifty percent-owned affiliates and distributions from less than fifty percent-owned affiliates. Fixed charges consist of interest expense (including interest cost capitalized), amortization of debt costs and the portion of rent expense representing an interest factor. To date, the Company has not issued any shares of Preferred Stock; therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are unchanged from the ratios presented in this section.

  Prior to completion of the Company's initial public offering, certain of the predecessor entities to the Company operated in a highly leveraged manner. As a result, the computation of the ratio of earnings to fixed charges for such periods indicates that earnings were inadequate to cover fixed charges by approximately $1.6, $6.6 and $2.7 million for the years ended December 31, 1992, 1991 and 1990, respectively.

  The Company's initial public offering and the other transactions under taken concurrently therewith as well as the Company's follow-on offerings have permitted the Company to significantly deleverage properties, resulting in a significantly improved ratio of earnings to fixed charges for periods subsequent to November 3, 1993.

                                 RISK FACTORS

  When used in this Prospectus, an applicable Prospectus Supplement and in any document incorporated by reference herein or therein, the words "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Statements looking forward in time are included in such documents pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially, including, but not limited to, those set forth below. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

  Prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus, an applicable Prospectus Supplement and in any document incorporated by reference herein or therein, before purchasing Offered Securities.

RISKS OF EXPANSION AND DEVELOPMENT ACTIVITIES

  The Company, through the Operating Partnership, intends to pursue development and expansion activities as opportunities arise. In connection with any development or expansion, the Company and the Operating Partnership will incur various risks including the risk that development or expansion opportunities explored by the Company and the Operating Partnership may be abandoned; the risk that construction costs of a project may exceed original estimates, possibly making the project not profitable; the risk that the Company and the Operating Partnership may not be able to refinance construction loans which are generally with full recourse to the Company and the Operating Partnership; the risk that occupancy rates and rents at a completed project will not meet projections, and will therefore be insufficient to make the project profitable; and the need for anchor, mortgage lender and property partner approvals for certain expansion activities. In the event of an unsuccessful development project, the Company's and the Operating Partnership's loss could exceed its investment in the project.

  The Company has in the past elected not to proceed with certain development projects and anticipates that it will do so again from time to time in the future. If the Company elects not to proceed with a development opportunity, the development costs associated therewith ordinarily will be charged against income for the then-current period. Any such charge could have a material adverse effect on the Company's results of operations for the period in which the charge is taken.

RISKS OF EQUITY REAL ESTATE INVESTMENTS

   General Factors Affecting Investments in Shopping Center Properties; Effect of Economic and Real Estate Conditions

  A shopping center's revenues and value may be adversely affected by a number of factors, including: the national and regional economic climates; local real estate conditions (such as an oversupply of retail space); perceptions by retailers or shoppers of the safety, convenience and attractiveness of the shopping center; and the willingness and ability of the shopping center's owner to provide capable management and maintenance services. In addition, other factors may adversely affect a shopping center's value without affecting its current revenues, including: changes in governmental regulations, zoning or tax laws; potential environmental or other legal liabilities; availability of financing; and changes in interest rate levels. There are numerous shopping facilities that compete with the Properties in attracting retailers to lease space. In addition, retailers at the Properties face continued competition from discount shopping centers, outlet malls, wholesale clubs, direct mail, telemarketing, television shopping networks and, most recently, shopping via the Internet. Competition could adversely affect the Operating Partnership's revenues and funds available for distribution to partners, which in turn will affect the Company's revenues and funds available for distribution to stockholders.

  Geographic Concentration

  The Properties are located principally in the southeastern United States in Alabama, Florida, Georgia, Kentucky, Mississippi, North Carolina, South Carolina, Tennessee and Virginia. 15 Malls, 11 Associated Centers, 58 Community Centers and the Office Building are located in these states. The Company's results of operations and funds available for distribution to stockholders therefore will be subject generally to economic conditions in the southeastern United States. As of September 30, 1997, the Properties located in the southeastern United States accounted for 52% of the Company's total assets, and provided 71% of the Company's total revenues for the nine months ended September 30, 1997.

  Third Party Interests in Certain Properties

  The Operating Partnership owns partial interests in six Malls, five Associated Centers, one Community Center and the Office Building. The Operating Partnership or an affiliate of the Company is the managing general partner of the Property Partnerships that own such Properties, except for the Governor's Square Mall and its Associated Center, Governor's Plaza, in which affiliates of the Operating Partnership are non-managing general partners.

  Where the Operating Partnership serves as managing general partner of Property Partnerships, it may have certain fiduciary responsibilities to the other partners in those partnerships. In certain cases, the approval or consent of the other partners is required before the Operating Partnership may sell, finance, expand or make other significant changes in the operations of such Properties. To the extent such approvals or consents are required, the Operating Partnership may experience difficulty in, or may be prevented from implementing its plans with respect to expansion, development, financing or other similar transactions with respect to such Properties.

  With respect to the Governor's Square and Governor's Plaza, the Operating Partnership does not have day-to-day operational control or control over certain major decisions, including the timing and amount of distributions and decisions relating to sales, expansions and financings, which could result in decisions by the managing general partner that do not fully reflect the interests of the Company, including decisions relating to the standards that the Company is required to satisfy in order to maintain its status as a real estate investment trust for tax purposes.

  Dependence on Significant Properties

  Hamilton Place and CoolSprings Galleria accounted for approximately 8.6% and 8.0%, respectively, of total revenues of the Company for the nine-month period ended September 30, 1997. The Company's financial position and results of operations will therefore be disproportionately affected by the results experienced at these Properties.

  Dependence on Key Tenants

  The Limited Stores Inc. (including Intimate Brands) maintains 77 Mall Stores and in the nine-month period ended September 30, 1997 accounted for approximately 10.6% of total revenues of the Company.

  Food Lion serves as an anchor tenant in 37 of the Community Centers and in one Associated Center. In the nine-month period ended September 30, 1997, Food Lion accounted for approximately 6.3% of total revenues of the Company. Food Lion is a publicly traded North Carolina-based operator of supermarkets.

  The loss or bankruptcy of any of these or other key tenants could negatively affect the Company's financial position and results from operations.

  Dependence on Management

  Certain of the Operating Partnership's lines of credit are conditioned upon the Operating Partnership continuing to be managed by certain members of its current senior management and by such members of senior management continuing to own a significant direct or indirect equity interest in the Operating Partnership (including any ownership interests such members of senior management may hold in the Company).

CONFLICTS OF INTEREST

  Retained Property Interests

  Members of the Company's senior management own interests in certain real estate properties which were retained by them at the time of the Company's initial public offering, consisting primarily of (i) outparcels at certain of the Properties, which are being offered for sale through the Management Company, and (ii) one anchor store at an Associated Center, which the Company has fixed-price options to acquire.

  Tax Consequences of Sales of Properties

  Since certain of the Properties had unrealized gain attributable to the difference between the fair market value and adjusted tax basis in such Properties prior to their contribution to the Operating Partnership, the sale of any such Properties will cause adverse tax consequences to the members of the Company's senior management who owned interests in the Company's predecessor entities. In addition, a significant reduction in the Properties' debt could cause adverse tax consequences to such members of senior management. As a result, members of the Company's senior management might not favor a sale of a Property or a significant reduction in debt even though such a sale or reduction could be beneficial to the Company and the Operating Partnership. The Company's Bylaws (as defined below) provide that any decision relating to the potential sale of any Property that would result in a disproportionately higher taxable income for members of the Company's senior management than for the Company and its stockholders or that would result in a significant reduction in such Property's debt must be made by a majority of the independent directors of the Board of Directors. The Operating Partnership is required, in the case of such a sale, to distribute to its partners, at a minimum, all of the net cash proceeds from such sale up to an amount reasonably believed necessary to enable members of the Company's senior management to pay any income tax liability arising from such sale. See "Federal Income Tax Considerations--Tax Aspects of the Operating Partnership" below.

  Policies of Board of Directors

  Certain entities owned in whole or in part by members of the Company's senior management, including the construction company (in which members of the Company's senior management own a significant minority interest) which built most of the Properties, may continue to perform services for, or transact business with, the Company and the Operating Partnership. In addition, certain Property tenants are affiliated with members of the Company's senior management. The Bylaws provide that any contract or transaction between the Company or the Operating Partnership and one or more directors or officers of the Company, or between the Company or the Operating Partnership and any other entity in which one or more of its directors or officers are directors or officers, or have a financial interest, must be approved by the Company's disinterested directors or stockholders after the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to them.

FEDERAL TAX CONSEQUENCES

  REIT Classification

  The Company intends to continue to operate so as to qualify as a REIT under the Code. Although the Company believes that it is organized and operates in such a manner, no assurance can be given that the Company has qualified or will continue to qualify as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations. The determination of various factual matters and circumstances not entirely within the Company's control may affect its ability to qualify as a REIT. In addition, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. The Company is relying on the opinion of Willkie Farr & Gallagher, counsel to the REIT, regarding various issues affecting the Company's ability to qualify as a REIT. Such legal opinion, however, is not binding on the Internal Revenue Service ("IRS"). See "Federal Income Tax Considerations."

  If in any taxable year the Company were to fail to qualify as a REIT, the Company would not be allowed a deduction for distributions to stockholders in computing its taxable income and would be subject to federal income tax on its taxable income at regular corporate rates. Unless entitled to relief under certain statutory provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, the funds available for distribution to the Company's stockholders would be reduced for each of the years involved. Although the Company currently intends to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Company's Board of Directors, with the consent of a majority of the Company's stockholders, to revoke the REIT election. See "Federal Income Tax Considerations."

  Limits on Ownership Necessary to Maintain REIT Qualification

  To maintain the Company's status as a REIT under the Code, not more than 50% in value of the outstanding capital stock of the Company may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. The Company's Certificate of Incorporation generally prohibits ownership of more than 6% of the outstanding shares of capital stock of the Company by any single stockholder determined by vote, value or number of shares (other than Charles Lebovitz, James Wolford and their affiliates under the Code's attribution rules). See "Description of Common Stock--Restrictions on Transfer."

  Effect of Distribution Requirements

  To maintain its status as a REIT under the Code, the Company generally will be required each year to distribute to its stockholders at least 95% of its taxable income after certain adjustments. In addition, the Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it during each calendar year are less than the sum of 85% of its ordinary income for such calendar year, 95% of its capital gain net income for the calendar year and any amount of such income that was not distributed in prior years. See "Federal Income Tax Considerations-- Requirements for Qualification--Annual Distribution Requirements."

ENVIRONMENTAL MATTERS

 Under various federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real estate may be liable for the costs of removal or remediation of petroleum, certain hazardous or toxic substances on, under or in such real estate. Such laws typically impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such substances. The costs of remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to promptly remediate such substances, may adversely affect the owner's or operator's ability to sell such real estate or to borrow using such real estate as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, regardless of whether such facility is owned or operated by such person. Certain laws also impose requirements on conditions and activities that may affect the environment or the impact of the environment on human health. Failure to comply with such requirements could result in the imposition of monetary penalties (in addition to the costs to achieve compliance) and potential liabilities to third parties. Among other things, certain laws require abatement or removal of friable and certain non-friable asbestos-containing materials ("ACMs") in the event of demolition or certain renovations or remodeling. Certain laws regarding ACMs require building owners and lessees, among other things, to notify and train certain employees working in areas known or presumed to contain ACMs. Certain laws also impose liability for release of ACMs into the air and third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with ACMs. In connection with its ownership and operation of the Properties, the Company, the Operating Partnership or the relevant Property Partnership, as the case may be, may be potentially liable for such costs or claims.

  All of the Properties (but not properties for which the Company holds an option to purchase but does not yet own) have been subject to Phase I environmental assessments or updates of existing Phase I environmental assessments within approximately the last six years. Such assessments generally consisted of a visual inspection of the Properties, review of federal and state environmental databases and certain information regarding historic uses of the Property and adjacent areas and the preparation and issuance of written reports. Some of the Properties contain or contained underground storage tanks used for storing petroleum products or wastes typically associated with automobile service or other operations conducted at the Properties. Certain Properties contain, or contained, dry-cleaning establishments utilizing solvents. Where believed to be warranted, samplings of building materials or subsurface investigations were, or, with respect to one Property, will be undertaken. At certain Properties, where warranted by the conditions, the Company has developed and implemented an operations and maintenance program that establishes operating procedures with respect to ACMs. The costs associated with the development and implementation for such programs were not material.

  Although there can be no assurances that such environmental liability does not exist, none of the environmental assessments have identified and the Company is not aware of any environmental liability with respect to the properties in which the Company or the Operating Partnership has or had an interest (whether as an owner or operator) that the Company believes would have a material adverse effect on the Company's financial condition, results of operations or cash flows. Nevertheless, it is possible that the environmental assessments available to the Company do not reveal all potential environmental liabilities, that subsequent investigations will identify material contamination, that adverse environmental conditions have arisen subsequent to the performance of the environmental assessments, or that there are material environmental liabilities of which management is unaware. Moreover, no assurances can be given that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the Properties has not been or will not be affected by tenants and occupants of the Properties, by the condition of properties in the vicinity of the Properties or by third parties unrelated to the Company, the Operating Partnership or the relevant Property Partnership. The existence of any such environmental liability could have an adverse effect on the Company's results of operations, cash flow and the funds available to the Company to pay dividends.

                         DESCRIPTION OF CAPITAL STOCK

  Under the Amended and Restated Certificate of Incorporation of the Company, as amended on May 8, 1996 (the "Certificate of Incorporation"), the total number of shares of all classes of capital stock that the Company has authority to issue is 100,000,000, consisting of 95,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. As of February 25, 1998, the Company had outstanding 24,070,802 shares of Common Stock. No shares of Preferred Stock were outstanding as of such date. The Company's Common Stock is listed on the New York Stock Exchange under the symbol "CBL."

  Pursuant to rights granted to CBL and the other limited partners in the partnership agreement of the Operating Partnership, each of the limited partners may, subject to certain conditions, exchange its limited partnership interests in the Operating Partnership for shares of Common Stock. Assuming the exchange of all limited partnership interests in the Operating Partnership for Common Stock, at February 25, 1998 there would have been outstanding approximately 33,546,657 shares of Common Stock.

DESCRIPTION OF PREFERRED STOCK

  General

  The following summary description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock do not purport to be complete and are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Certificate of Incorporation, the Amended and Restated Bylaws of the Company (the "Bylaws") and any applicable certificate of designations (each, a "Preferred Stock Designation") and may be modified, supplemented or varied in the Prospectus Supplement.

  Terms

  Subject to the limitations prescribed by the Certificate of Incorporation, the Board of Directors is authorized to fix the number of shares constituting each series of Preferred Stock and to fix the designations, powers, preferences and the rights of each series and the qualifications, limitations and restrictions thereof. In particular, the Board of Directors may determine the number of shares of each series, the dividend rate, if any, the date, if any, on which dividends will accumulate, the dates, if any, on which dividends will be payable, the redemption rights, if any, of such series, any sinking fund provisions, liquidation rights and preferences, any conversion rights and voting rights. The Preferred Stock will, when issued, be fully paid and nonassessable and, unless otherwise provided in the Preferred Stock Designations, will have no preemptive rights. Under Delaware law, holders of Preferred Stock generally are not responsible for the Company's debts or obligations.

  Reference is made to the Prospectus Supplement relating to the shares of Preferred Stock offered thereby for specific terms, including: (i) the title and stated value of such Preferred Stock; (ii) the number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock; (iii) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock; (iv) the date from which dividends on such Preferred Stock shall accumulate, if applicable; (v) the procedures for any auction and remarketing, if any, for such Preferred Stock; (vi) the provision for a sinking fund, if any, for such Preferred Stock; (vii) the provision for redemption, if applicable, of such Preferred Stock; (viii) any listing of such Preferred Stock on any securities exchange; (ix) the terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock of the Company, including the conversion price (or manner of calculation thereof); (x) any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock; (xi) a discussion of federal income tax considerations applicable to such Preferred Stock; (xii) the relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; (xiii) any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and (xiv) any limitations on direct or beneficial ownership and restriction on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

  Rank

  Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock and to all other equity securities ranking junior to such Preferred Stock, (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock, and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock. The term "equity securities" does not include convertible debt securities.

  Dividends

  Holders of Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company.

  Dividends on any series of Preferred Stock may be cumulative or noncumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are noncumulative, then the holders of such series of Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

  If Preferred Stock of any series is outstanding, no dividends will be declared or paid or set apart for payment on the Preferred Stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of such series of Preferred Stock and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of Preferred Stock of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

  Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in Common Stock or other capital stock ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor shall any Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

  Any dividend payment made on shares of a series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

  Redemption

  If so provided in the applicable Prospectus Supplement, the Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

  The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such shares of Preferred Stock do not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement.

  Notwithstanding the foregoing, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all shares of any series of Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of any series of Preferred Stock shall be redeemed unless all outstanding shares of Preferred Stock of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series, and, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series.

  If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares of Preferred Stock to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by the Company that will not result in the issuance of any Shares-in-Trust (as defined in the Certificate of Incorporation).

  Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the share transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares will terminate. If fewer than all outstanding shares of the Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any shares of Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any shares of Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

  Liquidation Preference

  Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any shares of Common Stock, any

Shares-in-Trust or any other class or series of capital stock of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of shares of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such shares of Preferred Stock do not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with such shares of Preferred Stock in the distribution of assets upon such liquidation, dissolution or winding up, then the holders of such shares of Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

  Voting Rights

  Holders of shares of Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

  Whenever dividends on any shares of Preferred Stock shall be in arrears for six consecutive quarterly periods, the holders of such shares of Preferred Stock (voting separately as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Company at the next annual meeting of stockholders and at each subsequent meeting until (i) if such series of Preferred Stock has a cumulative dividend, all dividends accumulated on such series of Preferred Stock for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or
(ii) if such series of Preferred Stock does not have a cumulative dividend, four consecutive quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Directors of the Company will be increased by two directors.

  Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of two-thirds of the shares of each series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Stock with respect to the payment of dividends or the distribution of assets upon, liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares or (ii) amend, alter or repeal the provisions of the Certificate of Incorporation or Preferred Stock Designation for such series of Preferred Stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an

Event, the Company may not be the surviving entity, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock and provided further that (A) any increase in amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock or
(B) any increase in the number of authorized shares of such series or any other series of Preferred Stock in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

  The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

  Conversion Rights

  The terms and conditions, if any, upon which any series of Preferred Stock is convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the Preferred Stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Preferred Stock.

  Restrictions on Transfer

  As discussed below under "Description of Common Stock--Restrictions on Transfer," for the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of any taxable year. Each series of Preferred Stock will be subject to the Ownership Limit Provision of the Certificate of Incorporation described below in "Description of Common Stock."

  Transfer Agent and Registrar

  The transfer agent for each series of Preferred Stock will be described in the related Prospectus Supplement.

  Delaware Anti-Takeover Statute

  See "Description of Common Stock--Delaware Anti-Takeover Statute" below.

DESCRIPTION OF COMMON STOCK

  The following summary description of the Common Stock sets forth certain general terms and provisions of the Common Stock to which any Prospectus Supplement may relate. The statements below describing the Common Stock do not purport to be complete and are in all respects subject to and qualified in their entirety by reference to the Company's Certificate of Incorporation and Bylaws.

  The holders of Common Stock are entitled to one vote per share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or as provided in the Certificate of Incorporation, the holders of such shares exclusively possess all voting power. The Certificate of Incorporation does not provide for cumulative voting in the election of directors.

  Subject to any preferential rights of any outstanding series of Preferred Stock, the holders of Common Stock are entitled to such distributions as may be declared from time to time by the Board of Directors from funds legally available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders. Holders of Common Stock shall not be entitled to any preemptive rights. Under Delaware law, holders of Common Stock generally are not responsible for the Company's debts or obligations.

  Restrictions on Transfer

  For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of any taxable year. In addition, the capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year and certain percentages of the Company's gross income must be from particular activities.

  To ensure that the Company remains a qualified REIT, the Certificate of Incorporation contains provisions restricting the acquisition of shares of the Company's capital stock (the "Ownership Limit Provision"). The affirmative vote of 66 2/3% of the outstanding voting stock is required to amend this provision.

  The Ownership Limit Provision provides that, subject to certain exceptions specified in the Certificate of Incorporation, no person (other than Charles Lebovitz, James Wolford and their respective affiliates under the applicable attribution rules of the Code) may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 6% of the value of the outstanding capital stock of the Company. The Ownership Limit Provision further provides that, subject to certain restrictions, Charles Lebovitz and his respective affiliates and James Wolford and his respective affiliates (in each case, as defined under the applicable attribution rules of the Code) may own beneficially or constructively in the aggregate up to 23% and 8%, respectively, of the value of the outstanding shares of capital stock of the Company. The percentage limitation on ownership applicable to any given person pursuant to the Ownership Limit Provision is herein referred to as the "Ownership Limit."

  The Board of Directors may, subject to certain conditions, waive the applicable Ownership Limit upon receipt of a ruling from the IRS or an opinion of counsel to the effect that such ownership will not jeopardize the Company's status as a REIT. The Ownership Limit Provision will not apply if the Board of Directors and the stockholders of the Company determine that the Company will not attempt to continue to qualify as a REIT.

  If shares of capital stock in excess of the applicable Ownership Limit, or shares of capital stock which would cause the Company to be beneficially owned by fewer than 100 persons, are issued or transferred to any person, such issuance or transfer shall be null and void and the intended transferee will acquire no rights to the stock. Any acquisition of capital stock of the Company and continued holding or ownership of capital stock of the Company constitutes, under the Certificate of Incorporation, a continuous representation of compliance with the applicable Ownership Limit.

  In the event of a purported transfer or other event (the "Prohibited Transfer") that would, if effective, result in the ownership of shares of capital stock in violation of the Ownership Limit Provision, such transfer with respect to that number of shares that would be owned by the transferee in excess of the Ownership Limit Provision (the "Prohibited Owner") would be deemed void ab initio and such shares would automatically be transferred to a trust, the trustee of which would be designated by the Company, but not affiliated with the Company or the Prohibited Owner (the "Trustee"). The trust would be for the exclusive benefit of a charitable beneficiary (the "Beneficiary") to be designated by the Company.

  The shares held in such trust will be issued and outstanding shares of the Company's capital stock, entitled to the same rights and privileges as all other issued and outstanding shares of capital stock of the same class and series. All dividends and other distributions paid by the Company with respect to the shares held in trust will be held by the Trustee for the benefit of the Beneficiary. The Trustee will be deemed to have the power to vote all shares held in trust from and after the date the shares are deemed to be transferred into trust. The Prohibited Owner will be required to repay any dividends or other distributions received by it which are attributable to the shares held in trust and the record date for such dividends or distributions was on or after the date such shares were transferred to the trust. The Company can take all measures it deems necessary in order to recover such amounts.

  The Trustee will have the exclusive right to designate a person to acquire the shares held in trust without violating the applicable ownership restrictions (a "Permitted Transferee") for an amount equal to the fair market value (determined at the time of transfer to the Permitted Transferee) of such shares. The Trustee will pay to the Prohibited Owner the lesser of: (a) the value of the shares at the time they were transferred to the trust and (b) the price received by the Trustee from the sale of such shares to the Permitted Transferee. The excess of (x) the sale proceeds from the transfer to the permitted Transferee over (y) the amount paid to the Prohibited Owners, if any, will be distributed to the Beneficiary.

  The Company or its designee will have the right to purchase any Shares-in-Trust, within a limited period of time, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust and (ii) the market price per share on the date the Company, or its designee, exercises such right to purchase such Shares-in-Trust.

  The Ownership Limit Provision will not be automatically removed even if the real estate investment trust provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above, any change in the Ownership Limit would require an amendment to the Certificate of Incorporation, and such an amendment would require a 66 2/3% vote of the outstanding voting stock. In addition to preserving the Company's status as a REIT, the Ownership Limit may have the effect of precluding an acquisition of control of the Company without the approval of the Board of Directors.

  All certificates representing shares of any class of stock will bear a legend referring to the restrictions described above.

  All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% (or such other percentage as may be required by the Treasury Regulations) of the value of the outstanding shares of capital stock must file an affidavit with the Company containing the information specified in the Certificate of Incorporation before January 30 of each year. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares of capital stock as the Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

  Limitation of Liability of Directors

  The Certificate of Incorporation provides that a director will not be personally liable for monetary damages to the Company or its stockholders for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware Law or (iv) for any transaction from which the director derived an improper personal benefit.

  While the Certificate of Incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Certificate of Incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of the Certificate of Incorporation described above apply to an officer of the Company only if he or she is a director of the Company and is acting in his or her capacity as director, and do not apply to officers of the Company who are not directors.

  Indemnification Agreements

  The Company has entered into indemnification agreements with each of the Company's officers and directors. The indemnification agreements require, among other things, that the Company indemnify its officers and directors to the fullest extent permitted by law, and advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Company must also indemnify and advance all expenses incurred by officers and directors seeking to enforce their rights under the indemnification agreements, and cover officers and directors under the Company's directors' and officers' liability insurance, provided that such insurance is commercially available at reasonable expense. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in the Certificate of Incorporation and the Bylaws, it provides greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or by the stockholders to eliminate the rights it provides.

  Other Provisions of the Certificate of Incorporation and Bylaws

  The Certificate of Incorporation and Bylaws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the Board of Directors rather than pursue non-negotiated takeover attempts. These provisions include:

  Classified Board of Directors. The Certificate of Incorporation provides for a Board of Directors divided into three classes, with one class to be elected each year to serve for a three-year term. As a result, at least two annual meetings of stockholders may be required for the stockholders to change a majority of the Board of Directors. In addition, the stockholders of the Company can only remove directors for cause and only by a vote of 75% of the outstanding voting stock. The classification of directors and the inability of stockholders to remove directors without cause make it more difficult to change the composition of the Board of Directors. The provisions of the Certificate of Incorporation relating to the classification of the Board of Directors may only be amended by a 66 2/3% vote of the outstanding voting stock and the provision relating to the removal for cause may only be amended by a 75% vote of the outstanding voting stock.

  Advance Notice Requirements. The Bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of stockholders of the Company. These procedures provide that notice of such stockholder proposals must be timely given in writing to the Secretary of the Company prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting. The notice must contain certain information specified in the Bylaws.

  Written Consent of Stockholders. The Certificate of Incorporation requires all stockholder actions to be taken by a vote of the stockholders at an annual or special meeting and does not permit action by stockholder consent. These provisions of the Certificate of Incorporation may be amended only by a vote of 80% of the outstanding voting stock.

  Bylaw Amendments. A vote of 66 2/3% of the outstanding voting stock is necessary to amend the Bylaws.

  Delaware Anti-Takeover Statute

  The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of the Company's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with the Company for three years following the date that person becomes an interested stockholder unless (a) before that person became an interested holder, the Company's Board of Directors approved the transaction in which the interested holder became an interested stockholder or approved the business combination, (b) upon completion of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns 85% of the Company's voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the Company and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or (c) following the transaction in which that person became an interested stockholder, the business combination is approved by the Company's Board of Directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the Company's outstanding voting stock not owned by the interested stockholder.

  Under Section 203, these restrictions also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the Company and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the Company's directors, if that extraordinary transaction is approved or not opposed by a majority of the directors who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of directors then in office.

                     DESCRIPTION OF COMMON STOCK WARRANTS

  The Company may issue Common Stock Warrants for the purchase of Common Stock. Common Stock Warrants may be issued independently or together with any other Offered Securities offered by any Prospectus Supplement and may be attached to or separate from such Offered Securities. Each series of Common Stock Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Common Stock Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Common Stock Warrants. The following sets forth certain general terms and provisions of the Common Stock Warrants offered hereby. Further terms of the Common Stock Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.

  The applicable Prospectus Supplement will describe the terms of the Common Stock Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following: (i) the title of such Common Stock Warrants; (ii) the aggregate number of such Common Stock Warrants; (iii) the price or prices at which such Common Stock Warrants will be issued; (iv) the number of shares of Common Stock purchasable upon exercise of such Common Stock Warrants; (v) the designation and terms of the other Offered Securities with which such Common Stock Warrants are issued and the number of such Common Stock Warrants issued with each such Offered Security; (vi) the date, if any, on and after which such Common Stock Warrants and related shares of Common Stock will be separately transferable; (vii) the price at which each share of Common Stock purchasable upon exercise of such Common Stock Warrants may be purchased; (viii) the date on which the right to exercise such Common Stock Warrants shall commence and the date on which such right shall expire; (ix) the minimum or maximum amount of such Common Stock Warrants which may be exercised at any one time; (x) information with respect to book-entry procedures, if any; (xi) a discussion of certain federal income tax considerations; and (xii) any other terms of such Common Stock Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Common Stock Warrants.

  Reference is made to the section captioned "Description of Capital Stock-- Description of Common Stock" for a general description of the shares of Common Stock to be acquired upon the exercise of the Common Stock Warrants, including a description of certain restrictions on the ownership of Common Stock.

                       FEDERAL INCOME TAX CONSIDERATIONS

  The following summary of certain federal income tax considerations relating to the Company is based on current law, is for general information only, and is not tax advice. The tax treatment of a holder of any of the Offered Securities will vary depending upon the terms of the specific Offered Securities acquired by such holder, as well as the holder's particular situation, and this discussion does not attempt to address all aspects of federal income tax considerations that may be relevant to holders of the Offered Securities in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States), except to the extent discussed herein. Certain federal income tax considerations relevant to holders of the Offered Securities will be provided in the applicable Prospectus Supplement relating thereto. No assurance can be given that legislative, judicial or administrative changes will not affect the accuracy of any statement in this Prospectus with respect to transactions entered into or contemplated prior to the effective date of such changes.

  EACH PROSPECTIVE PURCHASER OF THE OFFERED SECURITIES IS ADVISED TO CONSULT THE APPLICABLE PROSPECTUS SUPPLEMENT, AS WELL AS HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO SUCH PURCHASER OF THE PURCHASE, OWNERSHIP AND SALE OF THE OFFERED SECURITIES AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS. IN PARTICULAR, FOREIGN INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE COMPANY, INCLUDING THE POSSIBILITY OF UNITED STATES INCOME TAX WITHHOLDING ON COMPANY DISTRIBUTIONS.

TAXATION OF THE COMPANY AS A REIT

  The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Code and applicable Treasury Regulations, which set forth the requirements for qualifying as a REIT (the "REIT Requirements" or "REIT Provisions"), commencing with its taxable year ending December 31, 1993. The Company believes that, commencing with its taxable year ending December 31, 1993, it has been organized and is operating in such a manner so as to qualify for taxation as a REIT under the Code. The Company intends to continue to operate in such a manner, but no assurance can be given that it has operated or that it will operate in a manner so as to qualify or remain qualified.

  The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT. This summary is qualified in its entirety by the applicable Code provisions and Treasury Regulations, and administrative and judicial interpretations thereof. Willkie Farr & Gallagher has acted as special tax counsel to the Company in connection with the Company's election to be taxed as a REIT.

  In the opinion of Willkie Farr & Gallagher, commencing with the Company's taxable year ending December 31, 1993, the Company was organized and has been operated in conformity with the requirements for qualification as a REIT, and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. Willkie Farr & Gallagher's opinion is based on certain factual representations and assumptions and methods of operations which are beyond its control and which it will not monitor on an ongoing basis. Such factual assumptions and representations are set forth below in this discussion of "Federal Income Tax Considerations." In particular, this opinion is based upon the factual representations of the Company concerning its business and properties and of Shumacker & Thompson, P.C. as to certain factual representations and legal conclusions. Moreover, such qualification and taxation as a REIT depend upon the Company's ability to meet, through actual annual operating results, certain distribution levels, a specified diversity of stock ownership, and the various other qualification tests imposed under the Code as discussed below. The annual operating results will not be reviewed by Willkie Farr & Gallagher. Accordingly, no assurance can be given that the actual results of the Company's operation for any particular taxable year will satisfy such requirements. Further, the anticipated income tax treatment described in this Prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. For a discussion of the tax consequences of failure to qualify as a REIT, see "Federal Income Tax Considerations to the Company-- Failure to Qualify" below.

  For as long as the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its income that is currently distributed to stockholders. The REIT Provisions generally allow a REIT to deduct dividends paid to its stockholders. This treatment substantially eliminates the "double taxation" (once at the corporate level and again at the shareholder level) that generally results from investment in a corporation.

  Even if the Company qualifies for taxation as a REIT, it may be subject to federal income tax as follows:

    First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

    Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference, if any.

    Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" (generally, property acquired by reason of a default on a lease or an indebtedness held by a REIT) that is held primarily for sale to customers in the ordinary course of business or
  (ii) other nonqualifying net income from foreclosure property, it will be subject to tax at the highest corporate rate on such income.

    Fourth, if the Company has net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property, held primarily for sale to customers in the ordinary course of business other than sales of foreclosure property and sales that qualify for a statutory safe harbor), such income will be subject to a 100% tax.

    Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on net income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability.

    Sixth, if the Company should fail to distribute with respect to each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and
  (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

    Seventh, if the Company acquires in the future any asset from a "C" corporation (i.e., generally a corporation subject to full corporate-level tax) in a carryover basis transaction (or if the Company held assets beginning on the first day of the first taxable year for which it qualified as a REIT) and the Company subsequently recognizes gain on the disposition of such asset during the 10-year period (the "Recognition Period") beginning on the date on which the asset was acquired by the Company (or the Company first qualified as a REIT), then the excess of (a) the fair market value of the asset as of the beginning of the applicable Recognition Period, over (b) the Company's adjusted basis in such asset as of the beginning of such Recognition Period will be subject to tax at the highest regular corporate rate, pursuant to guidance issued by the IRS (the "Built-in Gain Rules") and assuming that the Company makes an election pursuant to Notice 88-19 as it currently intends to do.

REQUIREMENTS FOR QUALIFICATION

  Organizational Requirements

  In order to remain qualified as a REIT, the Company must continue to meet certain requirements, discussed below, relating to its organization, sources of income, nature of assets, and distributions of income to stockholders.

  The Code defines a REIT as a corporation, trust or association (1) that is managed by one or more trustees or directors, (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest, (3) that would be taxable as a domestic corporation but for the REIT Requirements, (4) that is neither a financial institution nor an insurance company subject certain provisions of the Code, (5) the beneficial ownership of which is held by 100 or more persons, (6) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals, and (7) that meets certain other tests, described below, regarding the nature of its income and assets. The REIT Provisions state that conditions (1) to (4), inclusive, must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of condition (6), certain tax-exempt entities are generally treated as individuals. However, a pension trust generally will not be considered an individual for purposes of condition (6). Instead, beneficiaries of the pension trust will be treated as holding stock of a REIT in proportion to their actuarial interests in the trust.

  The Company has satisfied the requirements of conditions (1) through (4) and
(7), and the Company believes that the requirements of conditions (5) and (6) have been and are currently satisfied. In addition, the Certificate of Incorporation provides for restrictions regarding transfer of its shares, in order to assist the Company in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. Such transfer restrictions are described herein under the captions "Description of Preferred Stock--Restrictions on Transfer" and "Description of Common--Restrictions on Transfer."

  The Company currently has three "qualified REIT subsidiaries," CBL Holdings I, CBL Holdings II and CBL/North Haven, Inc., and may have additional such subsidiaries in the future. Code Section 856(i) provides that a corporation that is a "qualified REIT subsidiary" (defined in the Code as a corporation wholly-owned by a REIT) shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary shall be treated as assets, liabilities, and such items (as the case may be) of the REIT. Thus, in applying the requirements described herein, the Company's "qualified REIT subsidiaries" will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiaries will be treated as assets, liabilities and items of the Company.

  In the case of a REIT that is a direct or indirect partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall remain the same character in the hands of the REIT for purposes of the REIT Requirements, including satisfying the gross income tests and the asset tests, described below. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership and the Property Partnerships will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein, provided that the Operating Partnership and Property Partnerships are treated as partnerships for federal income tax purposes.

  Finally, a corporation may not elect to become a REIT unless its taxable year is the calendar year. The Company's taxable year is the calendar year.

  Income Tests

  For the Company to maintain its qualification as a REIT, there are two gross income requirements (the "gross income tests") that must be satisfied annually. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property," as described below, and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, other types of interest, gain from the sale or disposition of stock or securities that do not constitute dealer property, or from any combination of the foregoing. Dividends that the Company receives on its indirect ownership interest in the Management Company, as well as interest that it receives on its loan to the Management Company and other interest income that is not secured by real estate, generally will be includable under the 95% test but not under the 75% test.

  Rents received or deemed to be received by the Company will qualify as "rents from real property" for purposes of the gross income tests only if several conditions are met:

    First, the amount of rent must not be based, in whole or in part, on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

    Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or a direct or indirect owner of 10% or more of the REIT, owns, directly or constructively, 10% or more of such tenant (a "Related Party Tenant").

    Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property."

    Fourth, a REIT may provide services to its tenants and the income will qualify as "rents from real property" if the services are of a type that a tax exempt organization can provide to its tenants without causing its rental income to be unrelated business taxable income under the Code. Services that would give rise to unrelated business taxable income if provided by a tax exempt organization ("Prohibited UBTI Service Income") must be provided by an "independent contractor" who is adequately compensated and from whom the REIT does not derive any income; otherwise, all of the rent received from the tenant for whom such services are provided will fail to qualify as "rents from real property" if the services income exceeds a de minimis amount. Note, however, that receipts for services furnished (whether or not rendered by an independent contractor) which are not customarily provided to tenants in properties of a similar class in the geographic market in which the Company's property is located will in no event qualify as "rents from real property."

  Substantially all of the Company's income is derived from its partnership interest in the Operating Partnership. The Operating Partnership's real estate investments, including those held through the Property Partnerships, give rise to income that enables the Company to satisfy all of the income tests described above. The Operating Partnership's income is largely derived from its interests, both direct and indirect, in the Properties, which income, for the most part, qualifies as "rents from real property" for purposes of the 75% and the 95% gross income tests. The Operating Partnership also derives income from its interest in the Management Company.

  Neither the Company or the Operating Partnership nor any of the Property Partnerships currently pursuant to existing leases (nor will any of them in the future in connection with new leases) (i) charges rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above) other than relatively minor amounts which do not affect compliance with the above tests; (ii) rents any property to a Related Party Tenant (other than pursuant to leases with CBL, certain affiliates and officers of the Company and certain affiliates of those persons which produce a relatively minor amount of non-qualifying income and which the Company believes will not, either singly or when combined with other non-qualifying income, exceed the limits on non-qualifying income); (iii) derives rent attributable to personal property leased in connection with property that exceeds 15% of the total rents other than relatively minor amounts which do not affect compliance with the above tests; or (iv) directly performs any services that would give rise to income derived from services that give rise to "unrelated business taxable income" as defined in Section 512(a) of the Code, and none of them will in the future enter into new leases that would, either singly or in the aggregate, result in disqualification of the Company as a REIT under the Code.

  As a result of the Operating Partnership's ownership interest in the Management Company, the Management Company does not qualify as an independent contractor from which the Company derives no income. The Company believes, however, that the Company's income will either qualify as "rents from real property" under the REIT Provisions or that amounts excluded in any taxable year will not include amounts that could otherwise qualify through the use of an independent contractor. Accordingly, the Company believes that it is not necessary for the Management Company to qualify as an independent contractor. The Operating Partnership will hire independent contractors to the extent necessary to qualify rental income as "rents from real property" under the REIT Provisions.

  The Company has obtained from the IRS a ruling that direct performance of the services and the undertaking of the activities described above by the Management Company with respect to the properties owned by the Company and by the Property Partnerships in which the Company has a direct or indirect interest, and the Management Company's other services to third parties, will not cause the amounts received directly or through the Property Partnerships by the Company from the rental of properties of the Company and of the Property Partnerships to be treated as something other than rents from real property for purposes of the Code.

  The Management Company receives fees in exchange for the performance of certain management and administrative services. Such fees will not accrue to the Company, but the Company will derive dividends and interest, which qualify under the 95% test. The Company believes that the aggregate amount of any nonqualifying income in any taxable year will not exceed the limits on nonqualifying income under the 75% and 95% gross income tests.

  For purposes of the gross income tests, the term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentage of receipts or sales. Although the Operating Partnership or the Property owners may advance money from time to time to tenants for the purpose of financing tenant improvements, the Company and the Operating Partnership do not intend to charge interest in any transaction that will depend in whole or in part on the income or profits of any person or to make loans that are not secured by mortgages or real estate in amounts that could jeopardize its compliance with the 5% asset test described below.

  Any net income derived from a prohibited transaction is subject to a 100% tax. The Company believes that no asset owned by the Operating Partnership, the Property Partnerships or the Company is held for sale to customers and that the sale of any Property and associated property will not be in the ordinary course of business of the Operating Partnership, the relevant Property Partnership or the Company. Whether property is held "primarily for sale to customers in the ordinary course of a trade or business" and, therefore, is subject to the 100% tax, depends on the facts and circumstances in effect from time to time, including those related to a particular property. The Company and the Operating Partnership will attempt to comply with the terms of safe-harbor provisions in the Code prescribing when asset sales will not be characterized as prohibited transactions. Complete assurance cannot be given, however, that the Company can comply with the safe-harbor provisions of the Code or avoid owning property that may be characterized as property held "primarily for sale to customers in the ordinary course of business."

  If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if the Company's failure to meet such tests is due to reasonable cause and not willful neglect, the Company attaches a schedule of its sources of income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed above in "Federal Income Tax Considerations--Taxation of the Company," even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

  Asset Tests

  For the Company to maintain its qualification as a REIT, the Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (including
(i) its allocable share of real estate assets held by partnerships in which the Company owns an interest or held by qualified REIT subsidiaries and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company), cash items and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities. The 5% value limitation must be satisfied not only on the date that the Company (directly or through the Operating Partnership) acquires securities of the Management Company, but also at the end of any quarter in which the Company so increases its interest in the Management Company. In this respect, if any partner of the Operating Partnership exercises its option to exchange interests in the Operating Partnership for shares of Common Stock, the Company will thereby increase its proportionate (indirect) ownership interest in the Management Company, thus requiring the Company to recalculate its ability to meet the 5% test in any quarter in which such exchange option is exercised. Although the Company plans to take steps to ensure that it satisfies the 5% value test for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful or will not require a reduction in the Operating Partnership's overall interest in the Management Company.

  As set forth above, the ownership of more than 10% of the voting securities of any one issuer by the Company is prohibited by the asset tests. However, as described in "Requirements for Qualification-- Organizational Requirements," if the Company's subsidiary is a qualified REIT subsidiary it will not be treated as a separate corporation for federal income tax purposes. Thus, the Company's ownership of the stock of a "qualified REIT subsidiary" will not cause the Company to fail the asset tests.

  The Company believes that it is in compliance with the asset tests. Substantially all of the Company's investments are in the Properties, which represent qualifying real estate assets. The Company's proportionate share of the Operating Partnership's ownership of 100% of the Management Company's nonvoting preferred stock and 5% of the Management Company's voting common stock is also within the permissible range. That interest does not exceed a 10% voting interest, and the Company believes that the value of those shares is substantially less than the permitted 5%. No independent appraisals will be obtained to support the Company's estimate of value, however, and Willkie Farr & Gallagher, in issuing its opinion on the Company's qualification as a REIT, is relying on the Company's representation as to the limited value of the stock interest in the Management Company.

  After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

  Annual Distribution Requirements

  The Company, in order to remain qualified as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (A) the sum of (i) 95% of its "real estate investment trust taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. In addition, if the Company disposes of any asset during its Recognition

Period, the Company will be required, pursuant to guidance issued by the IRS, to distribute at least 95% of the Built-in Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration.

  To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100% of its "real estate investment trust taxable income," as adjusted, it will be subject to tax on the undistributed amount at ordinary and capital gains corporate tax rates.

  Pursuant to recently enacted legislation and if the Company so elects, the Company may retain, rather than distribute, its net long-term capital gains and pay the tax on such gains. In such a case, the stockholders would include their proportionate share of the undistributed long-term capital gains in income. However, the stockholders would then be deemed to have paid their share of the tax, which would be credited or refunded to them. In addition, the stockholders would be able to increase the basis of their shares in the Company by the amount of the undistributed long-term capital gains (less the amount of capital gains tax paid by the Company) included in the stockholder's long-term capital gains.

  Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year,
(ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Company intends to make timely distributions sufficient to satisfy all annual distribution requirements.

  The Company's taxable income consists substantially of the Company's distributive share of the income of the Operating Partnership. It is expected that the Company's taxable income will be less than the cash flow it receives from the Operating Partnership, due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, the Company anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the 95% distribution requirement.

  It is possible that, from time to time, the Company may experience timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at the Company's taxable income. Further, it is possible that, from time to time, the Company may be allocated a share of net capital gain attributable to the sale of depreciated property which exceeds its allocable share of cash attributable to that sale. In such case, the Company may have less cash available for distribution than is necessary to meet its annual 95% distribution requirement. To meet the 95% distribution requirement, the Company may find it appropriate to arrange for short-term (or possibly long-term) borrowings or to pay distributions in the form of taxable stock dividends. Any such borrowings for the purpose of making distributions to stockholders are required to be arranged through the Operating Partnership.

  Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest to the IRS based upon the amount of any deduction taken for deficiency dividends.

  Pursuant to applicable Treasury Regulations, the Company must maintain certain records and request certain information from its stockholders designed to disclose the actual ownership of its stock. The Company has complied with such requirements.

FAILURE TO QUALIFY

  If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year in which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF U.S. STOCKHOLDERS

  As used herein, the term "U.S. Stockholder" means a holder of Offered Securities that (for United States federal income tax purposes) is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or
(iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. For any taxable year for which the Company qualifies for taxation as a real estate investment trust, amounts distributed to taxable U.S. Stockholders will be taxed as follows.

  Distributions Generally

  Distributions to U.S. Stockholders, other than capital gain dividends discussed below, will constitute dividends to such holders up to the amount of the Company's current or accumulated earnings and profits and are taxable to such stockholders as ordinary income. Such distributions are not eligible for the dividends-received deduction for corporations. To the extent that the Company makes distributions in excess of its current or accumulated earnings and profits, such distributions will first be treated as a tax-free return of capital, reducing the tax basis in the U.S. Stockholder's Shares, and distributions in excess of the U.S. Stockholder's tax basis in its Offered Securities are taxable as gain realized from the sale of such Shares. Dividends declared by the Company in October, November or December of any year payable to a U.S. Stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the U.S. Stockholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. U.S. Stockholders may not include on their own income tax returns any tax losses of the Company.

  The Company will be treated as having sufficient earnings and profits to treat as a dividend any distribution by the Company up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed in "Federal Income Tax Considerations--Taxation of the Company" above. As a result, stockholders may be required to treat certain distributions that would otherwise result in a tax-free return of capital as taxable dividends. Moreover, any "deficiency dividend" will be treated as a "dividend" (an ordinary dividend or a capital gain dividend, as the case may be), regardless of the Company's earnings and profits.

  Capital Gain Dividends

  Dividends to U.S. Stockholders that are properly designated by the Company as capital gain dividends will be treated as long-term capital gain (to the extent they do not exceed the Company's actual net capital gain) for the taxable year without regard to the period for which the shareholder has held his stock. Capital gain dividends are not eligible for the dividends-received deduction for corporations; however, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Individuals are generally subject to differing rates of tax on various transactions giving rise to capital gains or losses. In general, the long-term capital gains rate is 28% on gains from the sale or exchange of capital assets held for more than one year but not more than 18 months. The rate on capital gains is reduced to 20% on capital gain from the sale or exchange of assets held for more than 18 months. However, the rate is 25% on capital gain from the sale or exchange of certain depreciable real estate eligible for the 20% rate up to the amount of depreciation deductions taken with respect to the real estate. Subject to certain limitations concerning the classification of the Company's long-term capital gains, the Company may designate a capital gain dividend as a 28% rate distribution, a 25% rate distribution or a 20% rate distribution. If the Company elects to retain capital gains rather than distribute them, a U.S. Stockholder will be deemed to receive a capital gain dividend equal to the amount of such retained capital gains. Such gains are subject to apportionment among the three rate groups set forth above. In such a case, a U.S. Stockholder will receive certain tax credits and basis adjustments reflecting the deemed distribution and deemed payment of taxes by the U.S. Stockholder.

  Passive Activity Loss and Investment Interest Limitations

  Distributions from the Company and gain from the disposition of Offered Securities will not be treated as passive activity income and, therefore, U.S. Stockholders may not be able to apply any "passive losses" against such income. Dividends from the Company (to the extent they do not constitute a return of capital) will generally be treated as investment income for purposes of the investment income limitation. Net capital gain from the disposition of Offered Securities and capital gains generally will be eliminated from investment income unless the taxpayer elects to have the gain taxed at ordinary income rates.

  Certain Dispositions of Offered Securities

  A U.S. Stockholder will recognize gain or loss on the sale or exchange of Offered Securities to the extent of the difference between the amount realized on such sale or exchange and the holder's tax basis in such securities. Such gain or loss generally will constitute long-term capital gain or loss if the holder held such securities for more than one year. In the case of an individual U.S. Stockholder, long-term capital gains will be subject to a maximum tax rate of 28%. If held for more than 18 months, the maximum rate is 20%. Losses incurred on the sale or exchange of Offered Securities held for six months or less will be deemed long-term capital loss to the extent of any capital gain dividends received by the U.S. Stockholder with respect to such securities.

TREATMENT OF TAX-EXEMPT STOCKHOLDERS

  The IRS has ruled that amounts distributed by the Company to a tax-exempt employees' pension trust do not constitute "unrelated business taxable income" ("UBTI"). Based upon this ruling and the analysis therein, distributions by the Company to a shareholder that is a tax-exempt entity generally should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its Offered Securities with "acquisition indebtedness" within the meaning of the Code and that the Offered Securities are not otherwise used in an unrelated trade or business of the tax-exempt entity. Revenue rulings, however, are interpretive in nature and subject to revocation or modification by the IRS. In addition, certain pension trusts owning more than 10% of a REIT may be required to report a portion of any dividends they receive from the Company as unrelated business taxable income.

SPECIAL TAX CONSIDERATIONS FOR FOREIGN STOCKHOLDERS

  The rules governing United States income taxation of non-resident alien individuals, foreign corporations, foreign partnerships and foreign trusts and estates (collectively, "Non-U.S. Stockholders") are complex, and the following discussion is intended only as a summary of such rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws on an investment in the Company, including any reporting requirements.

  In general, a Non-U.S. Stockholder will be subject to regular United States income tax with respect to its investment in the Company if such investment is "effectively connected" with the Non-U.S. Stockholder's conduct of a trade or business in the United States. A corporate Non-U.S. Stockholder that receives income that is (or is treated as) effectively connected with a U.S. trade or business may also be subject to the branch profits tax under Section 884 of the Code, which is payable in addition to regular United States corporate income tax.

The following discussion will apply to Non-U.S. Stockholders whose investment in the Company is not effectively connected, as discussed above.

  A distribution by the Company that is not attributable to gain from the sale or exchange by the Company of a United States real property interest and that is not designated by the Company as a capital gain dividend will be treated as an ordinary income dividend to the extent that it is made out of current or accumulated earnings and profits. Generally, unless the dividend is effectively connected with the Non-U.S. Stockholder's conduct of a United States trade or business, such a dividend will be subject to a United States withholding tax equal to 30% of the gross amount of the dividend unless such withholding is reduced by an applicable tax treaty. A distribution of cash in excess of the Company's earnings and profits will be treated first as a nontaxable return of capital that will reduce a Non-U.S. Stockholder's basis in its shares (but not below zero) and then as gain from the disposition of such shares, the tax treatment of which is described under the rules discussed below with respect to disposition of shares. A distribution in excess of the Company's earnings and profits will be subject to 30% dividend withholding if at the time of the distribution it cannot be determined whether the distribution will be in an amount in excess of the Company's current and accumulated earnings and profits. If it is subsequently determined that such distribution is, in fact, in excess of current and accumulated earnings and profits, the Non-U.S. Stockholder may seek a refund from the IRS. The Company expects to withhold United States income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Stockholder unless (i) a lower tax treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with the Company or (ii) the Non-U.S. Stockholder files IRS Form 4224 with the Company claiming that the distribution is "effectively connected" income.

  For any year in which the Company qualifies as a real estate investment trust, distributions by the Company that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a Non-U.S. Stockholder in accordance with the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, such distributions are taxed to a non-U.S. Stockholder as if such distributions were gains "effectively connected" with a United States trade or business. Accordingly, a Non-U.S. Stockholder will be taxed at the normal capital gain rates applicable to a U.S. Stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). The Company will be required to withhold from distributions to Non-U.S. Stockholders, and remit to the IRS, 35% of the amount of any distribution that could be designated as capital gain dividends. This amount is creditable against the Non-U.S. Stockholder's tax liability. It should be noted that the 35% withholding tax rate on capital gain dividends is higher than the maximum rate (which may be 20%, 25% or 28% on capital gains of individuals depending on all the facts and circumstances) on long-term capital gains of individuals. Capital gain dividends not attributable to gain on the sale or exchange of United States real property interests are not subject to United States taxation if there is no requirement of withholding.

  Tax treaties may reduce the Company's withholding obligations. If the amount of tax withheld by the Company with respect to a distribution to a Non-U.S. Stockholder exceeds the shareholder's United States liability with respect to such distribution, the Non-U.S. Stockholder may file for a refund of such excess from the IRS. It should be noted that the 35% withholding tax rate on capital gain dividends corresponds to the current maximum income tax rate applicable to corporations but is higher than the 28% maximum rate on capital gains of individuals.

  If the Offered Securities fail to constitute a "United States real property interest" within the meaning of FIRPTA, a sale of the Offered Securities by a Non-U.S. Stockholder generally will not be subject to United States taxation unless (i) investment in the Offered Securities is effectively connected with the Non-U.S. Stockholder's United States trade or business, in which case, as discussed above, the Non-U.S. Stockholder would be subject to the same treatment as U.S. Stockholders on such gain or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and who has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. The Offered Securities will not constitute a United States real property interest if the Company is a "domestically controlled REIT." A domestically controlled REIT is a real estate investment trust in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by Non-U.S. Stockholders. It is currently anticipated that the Company will be a domestically controlled REIT, and therefore that the sale of Offered Securities will not be subject to taxation under FIRPTA. However, because the Offered Securities will be publicly traded, no assurance can be given that the Company will continue to be a domestically controlled REIT.

  If the Company did not constitute a domestically controlled REIT, whether a Non-U.S. Stockholder's sale of Offered Securities would be subject to tax under FIRPTA as sale of a United States real property interest would depend on whether the Offered Securities were "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market (e.g., the New York Stock Exchange, on which the Offered Securities will be listed) and on the size of the selling shareholder's interest in the Company. If the gain on the sale of the Company's Offered Securities were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as a U.S. Stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In any event, a purchaser of Offered Securities from a Non-U.S. Stockholder will not be required under FIRPTA to withhold on the purchase price if the purchased Offered Securities are "regularly traded" on an established securities market or if the Company is a domestically controlled REIT. Otherwise, under FIRPTA, the purchaser of Offered Securities may be required to withhold 10% of the purchase price and remit such amount to the IRS.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

  U.S. Stockholders

  Under certain circumstances, U.S. Stockholders may be subject to backup withholding at a rate of 31% on payments made with respect to, or on cash proceeds of a sale or exchange of, Offered Securities. Backup withholding will apply only if the holder (i) fails to furnish its taxpayer identification number ("TIN") (which, for an individual, would be his Social Security number), (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed to report properly payments of interest and dividends or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. U.S. Stockholders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

  Non-U.S. Stockholders

  If the proceeds of a disposition of Offered Securities are paid by or through a United States office of a broker, the payment is subject to information reporting and to backup withholding unless the disposing Non-U.S. Shareholder certifies as to its name, address and non-United States status or otherwise establishes an exemption. Generally, United States information reporting and backup withholding will not apply to a payment of disposition proceeds if the disposition is effected outside the United States through a non-United States office of a non-United States broker. United States information reporting requirements (but not backup withholding) will apply, however, to a payment of proceeds of a disposition effected outside the United States if (i) the disposition is effected through an office outside the United States of a broker that is either (a) a United States person, (b) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (c) a "controlled foreign corporation" for United States federal income tax purposes, and (ii) the broker fails to maintain documentary evidence that the shareholder is a Non-U.S. Shareholder and that certain conditions are met or that the Non-U.S. Shareholder otherwise is entitled to an exemption.

  Recently released Final Treasury Regulations (not yet in effect) would provide alternative methods for satisfying certain certification requirements. These regulations generally will be effective with respect to payments made after December 31, 1998 and Non-U.S. Stockholders are urged to consult with their own tax advisors with respect to the application of these regulations.

  Refunds

  Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a shareholder will be allowed as a credit against any United States federal income tax liability of such shareholder. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the United States.

STATE AND LOCAL TAXATION

  The Company and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

TAX ASPECTS OF THE OPERATING PARTNERSHIP

  The following discussion summarizes certain federal income tax considerations applicable solely to the Company's investment in the Operating Partnership (through CBL Holdings I and CBL Holdings II) and represents the view of Willkie Farr & Gallagher. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

  Classification as a Partnership

  The Company will be entitled to include in its income its indirect distributive share of the Operating Partnership's income and to deduct its indirect distributive share of the Operating Partnership's losses (including the Operating Partnership's share of income or losses of the Property Partnerships) only if the Operating Partnership and the Property Partnerships are classified for federal income tax purposes as partnerships rather than as associations taxable as corporations.

  Neither the Operating Partnership nor any Property Partnership has requested, nor do they intend to request, a ruling from the IRS that any of them will be treated as a partnership for federal income tax purposes. Instead, Willkie Farr & Gallagher has delivered its opinion that, based on the provisions of the Partnership Agreement, certain factual assumptions, and certain representations described in the opinion, the Operating Partnership and, additionally, each Property Partnership will be treated as partnerships for federal income tax purposes and not as "publicly traded partnerships." Unlike a tax ruling, an opinion of counsel is not binding on the IRS, and no assurance can be given that the IRS will not challenge the status of the Operating Partnership or of a Property Partnership as a partnership for federal income tax purposes. If such challenge were sustained by a court, the Operating Partnership or the relevant Property Partnership would be treated as a corporation for federal income tax purposes, as described below. In addition, the opinion of Willkie Farr & Gallagher is based on existing law, which is to a great extent the result of administrative and judicial interpretation. No assurance can be given that administrative or judicial changes would not modify the conclusions expressed in the opinion.

  If for any reason the Operating Partnership were taxable as a corporation rather than as a partnership for federal income tax purposes, the Company would not be able to satisfy the income and asset requirements for real estate investment trust status. If a Property Partnership were taxable as a corporation, the Company would not be able to satisfy the asset requirements for real estate investment trust status and might not satisfy the income requirements. See "Federal Income Tax Considerations--Requirements for Qualification--Income Tests" and "--Requirements for Qualification--Asset Tests." In addition, any change in the Operating Partnership's status or that of a Property Partnership for tax purposes might be treated as a taxable event, in which case the Company might incur a tax liability without any related cash distribution. See "Federal Income Tax Considerations-- Requirements for Qualification--Annual Distribution Requirements." Further, if the Operating Partnership or a Property Partnership were treated as a corporation for tax purposes, items of income and deduction of the Operating Partnership or those of an affected Property Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. The Operating Partnership or the affected Property Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing the Operating Partnership's taxable income.

  Income Taxation of the Operating Partnership and Its Partners

  Partners, Not the Operating Partnership, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, the Company will be required to take into account its allocable share of the Operating Partnership's income, gains, losses, deductions and credits for any taxable year of the Operating Partnership ending within or with the taxable year of the Company, without regard to whether the Company has received or will receive any direct or indirect distribution from the Operating Partnership.

  Operating Partnership Allocations. Although a partnership agreement will generally determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under Section 704(b) of the Code if they do not comply with the provisions of that Section and the Treasury Regulations promulgated thereunder.

  If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Operating Partnership's allocations of taxable income and loss, and those of the Property Partnerships, are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

  Tax Allocations With Respect to Contributed Properties. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss that is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at that time. The Partnership Agreement requires allocations of income, gain, loss and deduction attributable to contributed property to be made by the Operating Partnership in a manner that is consistent with Section 704(c) of the Code. The allocation methods proposed to be applied by the Operating Partnership are described below.

  Basis in Operating Partnership Interest. The Company's adjusted tax basis in its indirect partnership interest in the Operating Partnership generally (i) will be equal to the amount of cash and the basis of any other property contributed to the Operating Partnership by the Company, (ii) will be increased by (a) its allocable share of the Operating Partnership's income and
(b) its allocable share of certain indebtedness of the Operating Partnership and of the Property Partnerships and (iii) will be reduced, but not below zero by the Company's allocable share of (a) the Operating Partnership's loss and
(b) the amount of cash distributed directly or indirectly to the Company, and by constructive distributions resulting from a reduction in the Company's share of certain indebtedness of the Operating Partnership and of the Property Partnerships. With respect to increases in the Company's adjusted tax basis in its indirect partnership interest in the Operating Partnership resulting from certain indebtedness of the Operating Partnership, Section 752 of the Code and the regulations promulgated thereunder provide that a partner may include its share of partnership liabilities in its adjusted tax basis of its interest in the partnership to the extent said partner bears the "economic risk of loss" with respect to the liability. Generally, a partnership's non-recourse debt is shared pro rata by the partners. However, if a partner guarantees partnership debt or is personally liable for all or any portion of such debt, such partner will be deemed to bear the economic risk of loss for the amount of such debt for which it is personally liable. Thus, such partner may include such amount in its adjusted tax basis of its interest in the partnership.

  The Company, by virtue of its status as the sole stockholder of CBL Holdings I, the sole general partner of the Operating Partnership, will be deemed to bear the economic risk of loss with respect to indebtedness of the Operating Partnership that is not nonrecourse debt as defined in the Code. As a result, the Company's adjusted tax basis in its indirect partnership interest in the Operating Partnership may exceed its pro rata share of the total indebtedness of the Operating Partnership.

  If the allocation of the Company's distributive share of the Operating Partnership's loss would reduce the adjusted tax basis of the Company's partnership interest in the Operating Partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce the Company's adjusted tax basis below zero. To the extent that the Operating Partnership's distributions, or any decrease in the Company's share of the nonrecourse indebtedness of the Operating Partnership or of a Property Partnership (each such decrease being considered a constructive cash distribution to the partners), would reduce the Company's adjusted tax basis below zero, such distributions and constructive distributions will normally be characterized as capital gain, and if the Company's partnership interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently, one year), the distributions and constructive distributions will constitute long-term capital gains subject to tax (in the case of individuals) at a maximum 28% rate. If held for more than 18 months, the maximum rate would be 20%.

  Depreciation Deductions Available to the Operating Partnership. The Operating Partnership was formed in 1993 principally by way of contributions of certain of the Properties or appreciated interests in Property Partnerships owning such Properties. Accordingly, the Operating Partnership's depreciation deductions attributable to the Properties will be based on the contributing partners' depreciation schedules and in some cases on new schedules pursuant to which such Property will be depreciated on depreciation schedules of up to 40 years, using, initially, the adjusted basis of the contributed assets in the hands of the contributing partners. The Operating Partnership has estimated that the aggregate, adjusted basis of its assets was approximately $430 million as of the date of the Formation.

  Section 704(c) Allocations. Section 704(c) of the Code requires that depreciation as well as gain and loss be allocated in a manner so as to take into account the variation between the fair market value and tax basis of the property contributed by a partner to a partnership. See "Federal Income Tax Considerations--Tax Aspects of the Operating Partnership--Income Taxation of the Operating Partnership and Its Partners--Operating Partnership Allocations." Applicable Treasury Regulations provide a choice of several methods of taking such differences between value and tax basis into account. The Operating Partnership will apply the "traditional method," without special or curative allocations, giving effect to the ceiling rule.

  Sale of the Operating Partnership's Property

  Generally, any gain realized by the Operating Partnership on the sale of property held by the Operating Partnership or a Property Partnership or on the sale of a partnership interest in a Property Partnership will be capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any unrealized gain attributable to the excess of the fair market value of the Properties over their adjusted tax bases at the time of contribution to the Operating Partnership ("Pre-Contribution Gain") must, when recognized by the Operating Partnership, generally be allocated to the limited partners (including CBL) under Section 704(c) of the Code and Treasury Regulations promulgated thereunder.

  In the event of the disposition of any of the Properties which have Pre-Contribution Gain, all income attributable to such undepreciated Pre-Contribution Gain will be allocated to the limited partners of the Operating Partnership (including CBL), and the Company generally will be allocated only its share of capital gains attributable to depreciation deductions it enjoyed and appreciation, if any, occurring since the acquisition of its interest in the Operating Partnership. Any decision relating to the potential sale of any Property that would result in recognition of Pre-Contribution Gain will be made by the independent directors of the Board of Directors. The Operating Partnership will be required in such case to distribute to its partners all of the net cash proceeds from such sale up to an amount reasonably believed necessary to enable the limited partners (including CBL) to pay any income tax liability arising from such sale.

  The Company's share of any gain realized by the Operating Partnership on the sale of any property held by the Operating Partnership or Property Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Operating Partnership's or Property Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "Federal Income Tax Considerations-- Requirements for Qualification--Income Tests." Such prohibited transaction income will also have an adverse effect upon the Company's ability to satisfy the gross income tests for real estate investment trust status. See "Federal Income Tax Considerations--Requirements for Qualification--Income Tests" above. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership and the Property Partnerships intend to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the Properties (and other shopping centers) and to make such occasional sales of the Properties, including peripheral land, as are consistent with the Operating Partnership's and the Property Partnerships' investment objectives.

                             PLAN OF DISTRIBUTION

  The Company may sell the Offered Securities through underwriters or dealers, directly to one or more purchasers, through agents or through a combination of any such methods of sale. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

  The distribution of the Offered Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

  In connection with the sale of the Offered Securities, underwriters or agents may receive compensation from the Company or from purchasers of the Offered Securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the Offered Securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from the Company and any profit on the sale of the Offered Securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act.

  Unless otherwise specified in the related Prospectus Supplement, each series of Offered Securities will be a new issue with no established trading market, other than the Common Stock which is listed on the New York Stock Exchange. Any Common Stock sold pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance. The Company may elect to list any series of Preferred Stock or Common Stock Warrants on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Offered Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Offered Securities.

  Under agreements into which the Company may enter, underwriters, dealers and agents who participate in the distribution of the Offered Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

  Underwriters, dealers and agents may engage in transactions with, or perform services for, or be tenants of, the Company or the Operating Partnership in the ordinary course of business.

  In order to comply with the securities laws of certain states, if applicable, the Offered Securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Offered Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

                                    EXPERTS

  The audited financial statements and schedule thereto incorporated by reference in this Prospectus or elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

                                 LEGAL MATTERS

  Certain legal matters with respect to the Offered Securities will be passed upon for the Company by Willkie Farr & Gallagher, New York, New York, and the validity of the Offered Securities will be passed upon for any underwriters, dealers or agents by Sullivan & Cromwell, New York, New York. Certain other matters will be passed upon for the Company by Shumacker & Thompson, P.C., Chattanooga, Tennessee. Certain members of Shumacker & Thompson, P.C. are assistant secretaries of the Company.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the estimated fees and expenses payable by the Company in connection with the issuance and distribution of the Offered Securities being registered:

      SEC Registration Fee of the Company............................. $ 92,703
      Printing and Duplicating Expenses...............................   35,000
      Legal Fees and Expenses.........................................  300,000
      Accounting Fees and Expenses....................................  100,000
      Blue Sky Fees and Expenses......................................    7,000
      Miscellaneous...................................................  100,000
                                                                       --------
          Total....................................................... $635,125
                                                                       ========

ITEM 15. INDEMNIFICATION OF THE GENERAL PARTNER, DIRECTORS AND OFFICERS

  The Company is a Delaware corporation. In its Certificate of Incorporation, the Company has adopted the provisions of Section 102(b)(7) of the Delaware General Corporation Law (the "Delaware Law"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for breach of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware Law (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

  The Company has also adopted indemnification provisions pursuant to Section 145 of the Delaware Law, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person was an officer, director, employee or agent of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers or directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against expenses (including attorneys' fees) that such officer or director actually and reasonably incurred.

  The Company has entered into indemnification agreements with each of the Company's officers and directors. The indemnification agreements require, among other things, that the Company indemnify its officers and directors to the fullest extent permissible by law, and advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Company is also required to indemnify and advance all expenses incurred by officers and directors seeking to enforce their rights under the indemnification agreements, and to cover officers and directors under the Company's directors' and officers' liability insurance, provided that such insurance is commercially available at reasonable expense. Although the indemnification agreements offer substantially the same scope of coverage afforded by provisions in the Certificate of Incorporation and the Bylaws, they provide greater assurance to directors and officers that indemnification will be available, because as a contract, they cannot be modified unilaterally in the future by the Board of Directors or by the stockholders to eliminate the rights they provide.

ITEM 16. EXHIBITS.

      1    Form of Underwriting Agreement*
      4.1  Amended and Restated Certificate of Incorporation of the Company**
      4.2  Certificate of Amendment to the Amended and Restated Certificate of
           Incorporation of the Company***
      4.3  Amended and Restated Bylaws of the Company**
      4.4  Form of Certificate of Designation of Preferred Stock*
      4.5  Form of Common Stock Warrant Agreement*
      5    Form of Opinion of Willkie Farr & Gallagher
      8    Form of Opinion of Willkie Farr & Gallagher as to tax matters
     12.1  Computation of Ratios of Earning to Fixed Charges of the Company
     23.1  Consent of Arthur Andersen LLP
     23.2  Consent of Willkie Farr & Gallagher (included in Exhibits 5 and 8)
     24    Powers of Attorney (included on signature pages)

--------
  * To be filed by post-effective amendment or by a Current Report on Form 8-K pursuant to the Securities Exchange Act of 1934, as appropriate.
 ** Incorporated by reference to Exhibit 3(a) to Post-Effective Amendment No. 1 to the Company's Registration Statement on Form S-11 (No. 33-67372), as filed with the Commission on January 27, 1994.
*** Incorporated by reference to Exhibit B to the Company's Definitive Schedule
    14A, dated April 1, 1996.

ITEM 17. UNDERTAKINGS

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

  provided, however, that subparagraphs (1)(i) and (1)(ii) above do not apply if the Registration Statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized in the City of Chattanooga, State of Tennessee, on February 27, 1998.

                                          CBL & Associates Properties, Inc.,
                                          a Delaware Corporation

                                                  /s/ Charles B. Lebovitz
                                          By: _________________________________
                                            Name: Charles B. Lebovitz
                                            Title:Chairman of the Board,
                                            President
                                            and Chief Executive Officer

  Each of the undersigned officers and directors of CBL & Associates Properties, Inc. hereby severally constitutes and appoints Charles B. Lebovitz, John N. Foy and Stephen D. Lebovitz and each of them as the attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all pre- or post-effective amendments to this Registration Statement, any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933 and any and all pre- or post-effective amendments thereto, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or either of them, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----


 /s/ Charles B. Lebovitz             Chairman of the Board,        February 27, 1998
____________________________________  President and Chief
Charles B. Lebovitz                   Executive Officer


 /s/ John N. Foy                     Director, Executive Vice      February 27, 1998
____________________________________  President, Chief Financial
John N. Foy                           Officer and Secretary
                                      (Principal Financial
                                      Officer and Principal
                                      Accounting Officer)

 /s/ Stephen D. Lebovitz             Director, Executive Vice      February 27, 1998
____________________________________  President
Stephen D. Lebovitz


 /s/ Claude M. Ballard               Director                      February 27, 1998
____________________________________
Claude M. Ballard



             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----


 /s/ William J. Poorvu               Director
____________________________________                               February 27, 1998
William J. Poorvu


 /s/ Leo Fields                      Director
____________________________________                               February 27, 1998
Leo Fields


 /s/ Winston W. Walker               Director
____________________________________                               February 27, 1998
Winston W. Walker

                                 EXHIBIT INDEX

 EXHIBIT NO.                         DESCRIPTION                           PAGE
 -----------                         -----------                           ----
  1          Form of Underwriting Agreement*
  4.1        Amended and Restated Certificate of Incorporation of the
             Company**
  4.2        Certificate of Amendment to the Amended and Restated
             Certificate of Incorporation of the Company***
  4.3        Amended and Restated Bylaws of the Company**
  4.4        Form of Certificate of Designations of Preferred Stock*
  4.5        Form of Common Stock Warrant Agreement*
  5          Form of Opinion of Willkie Farr & Gallagher
  8          Form of Opinion of Willkie Farr & Gallagher as to tax
             matters
 12.1        Computation of Ratios of Earning to Fixed Charges of the
             Company
 23.1        Consent of Arthur Andersen LLP
 23.2        Consent of Willkie Farr & Gallagher (included in Exhibits 5 and 8)
 24          Powers of Attorney (included on signature pages)

--------
  * To be filed by post-effective amendment or by a Current Report on Form 8-K pursuant to the Securities Exchange Act of 1934, as appropriate.
 ** Incorporated by reference to Exhibit 3(a) to Post-Effective Amendment No. 1 to the Company's Registration Statement on Form S-11 (No. 33-67372), as filed with the Commission on January 27, 1994.
*** Incorporated by reference to Exhibit B to the Company's Definitive
    Schedule 14A, dated April 1, 1996.